Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2009

HOUSTON, November 6, 2009—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $25.1 million, or $0.63 per diluted share for the three months ended September 30, 2009, versus net income of $27.4 million, or $0.69 per diluted share for the third quarter of 2008. The third quarter 2009 results include an after-tax charge of $3.5 million, or $0.09 per diluted share, related to the recognition of employment contract termination expenses resulting from the death of Gary D. Smith, one of the Company’s Co-Chief Executive Officers, during the quarter. Total revenues were $138.2 million during the quarter ended September 30, 2009 compared to $132.3 million for the same period in 2008.

For the nine months ended September 30, 2009, net income was $76.5 million, or $1.94 per diluted share, compared with net income of $80.5 million, or $1.98 per diluted share, for the same period in 2008. Revenues for the nine months ended September 30, 2009 were $398.9 million, down from $407.2 million for the same period last year.

In addition, the Company announced that its backlog at September 30, 2009 was approximately $623 million, compared to its September 30, 2008 backlog of approximately $528 million. The Company expects its earnings per share for the quarter ending December 31, 2009 to approximate $0.62 to $0.72 per diluted share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Revenues	$132,271	$138,157	$407,228	$398,865
Cost and expenses:
Cost of sales	74,230	78,260	235,775	227,684
Selling, general and administrative	15,734	13,260	43,539	40,697
Engineering and product development	6,489	6,979	19,624	19,855
Special item	—	5,224	—	5,224

	96,453	103,723	298,938	293,460

Operating income	35,818	34,434	108,290	105,405
Interest income	497	66	3,130	410
Interest expense	(47)	(20)	(149)	(97)

Income before income taxes	36,268	34,480	111,271	105,718
Income tax provision	8,822	9,396	30,731	29,256

Net income	$27,446	$25,084	$80,540	$76,462

Diluted earnings per share	$0.69	$0.63	$1.98	$1.94

Weighted average shares—diluted	39,832	39,565	40,625	39,440

Depreciation and amortization	$4,366	$4,681	$12,656	$13,345

Capital expenditures	$9,123	$15,230	$39,365	$38,113